Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Third Avenue Variable Series Trust of our report dated February 14, 2020, relating to the financial statements and financial highlights, which appears in FFI Strategies Portfolio’s (formerly, Third Avenue Value Portfolio’s) Annual Report on Form N-CSR for the year ended December 31, 2019. We also consent to the references to us under the headings: "Financial Statements", "Independent Registered Public Accounting Firm" and "Financial Highlights" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Philadelphia, PA

April 27, 2020